CNA Financial Third Quarter 2025 Earnings Remarks
Douglas M. Worman, President and Chief Executive Officer:
We are pleased with our third quarter results, which produced record core income of $409 million, driven by very strong underwriting gain and higher net investment income. On a year to date basis through September, core income exceeded $1 billion for the first time on record. Underwriting income was particularly strong this quarter at $194 million, nearly triple the prior year quarter as we benefited from benign catastrophe losses. We achieved record underlying underwriting gain of $235 million, the tenth consecutive quarter of underlying underwriting gain above $200 million. We grew net written premiums 3% as we continue to capitalize on pockets of excellent opportunities for growth while maintaining strong underwriting discipline across our operations. Operating cash flow remained strong this quarter, and net investment income of $638 million increased $12 million year over year, driven by higher fixed income results.
The P&C all-in combined ratio was 92.8% in the third quarter, including $41 million or 1.5 points of catastrophe losses. The catastrophe loss ratio was substantially lower than our third quarter average over the past five years. Prior period development was negligible in the quarter. The P&C underlying combined ratio was 91.3%. The underlying loss ratio was 61.9%, 0.8 points higher than the third quarter of 2024 and 0.4 points higher than the first half of 2025, as we continue to maintain our prudent philosophy on our underlying loss ratio based on the market conditions around pricing and loss cost trends. We continue to manage our expense ratio effectively, which was 29.1% in the quarter.
Net written premiums grew 3% in the quarter, and gross written premiums excluding captives grew 2%. Similar to last quarter, growth was impacted by lower retentions in certain segments within the Commercial and Specialty portfolios as we execute tailored renewal strategies to optimize our portfolio. In certain small pockets within individual lines and geographies, we believe the external loss cost environment is not being appropriately reflected. When our underwriters can’t obtain pricing, terms and conditions appropriate to the risk, we will not trade bottom line profit for growth and will walk away. P&C rate increase was 3% in the quarter, consistent with last quarter, and renewal premium change was 4%. In both our Commercial and Specialty segments in the U.S., the rate and renewal price change was the same as the prior quarter, while rates declined two points in International. P&C new business was up slightly at $549 million, and we continue to capitalize on opportunities within each of our segments.
Turning to our three operating segments, in Commercial, the all-in combined ratio was 92.7%, a 7.5 point improvement from the prior year quarter. Catastrophe losses were $39 million, representing 2.7 points on the combined ratio, a 6.9 point improvement from the prior year quarter. Prior period development was negligible. The underlying combined ratio was 90.0%, a record low, and represents the seventh straight quarter at 91% or below. The expense ratio was 26.1%, an improvement of 1.6 points year over year and the first quarter on record below 27%. Partially offsetting the improvement in the expense ratio was the underlying loss ratio of 63.4%, up 0.9 points year over year and up 0.5 points compared to the first half of 2025. We have continued our prudent reserving philosophy, particularly in the lines most impacted by social inflation. Because of the higher loss cost trends we have seen over the last several years, we are not lowering the underlying loss ratios for those social inflation impacted lines despite rates being at or above long-run loss cost trend over time, and we continue to react to areas where the rate and trend dynamic is less favorable. The dynamics underpinning social inflation have not abated, and we believe our prudence continues to be warranted as we establish our underlying loss ratios.
Commercial segment net written premium growth was 2% in the quarter, and gross written premiums excluding captives grew by 1%. New business was $324 million in the quarter. Lower new business was driven by the continuation of prudent underwriting in pockets of our commercial auto portfolio, where terms and conditions on many account opportunities did not provide the rate of return we believe appropriate. Rate increase for the Commercial segment was 5% in the quarter, and renewal premium change was 6%, consistent with the prior quarter. We have continued to see rate reductions in national accounts property, where rate was down a point compared to the second quarter. However, national accounts property continues to achieve an appropriate return overall, and we continue to capitalize on many favorable opportunities despite the recent decline. Property rates, excluding national accounts, are still strong at high single-digit. Excess casualty rate remained low double-digit in the quarter, and commercial auto rate was consistently high at 17%. Primary general liability rates are still in the mid single-digit range, and workers’ compensation rate was improved in the quarter, but still negative, while renewal premium change was positive due to a 4% exposure increase, a substantive portion of which can act like rate. Retention in the Commercial segment was 79% in the third quarter. The lower retention is largely due to efforts that began earlier this year to reposition the commercial auto portfolio in construction and middle market given the reality of the marketplace trajectory and the granular underlying loss drivers in specific areas. As a result of those efforts, the commercial auto retention was again several points lower than the overall average, whereas in workers’ compensation, which has been very profitable for us, retention was several points higher than the average.
Within Specialty, the all-in and underlying combined ratios were 93.3%. The expense ratio was 32.5%, and the underlying loss ratio was 60.6%. The underlying loss ratio is 0.5 points higher than the third quarter of 2024 and the first half of 2025 and is impacted by the continuation of flat to negative rate in the financial institutions and management liability portfolio. We continue to leverage our deep specialization in the Specialty portfolio to execute nuanced underwriting strategies to optimize our book in the current competitive environment. However, in line with our prudent reserving philosophy, we believe reacting to the current market dynamics in areas like financial institutions and management liability remains appropriate, and we will continue to make adjustments based on what we see over time.
Specialty segment net written premiums grew by 1%, and gross written premiums excluding captives growth was 3%. Rate increased by 3%, consistent with the past two quarters. New business was $131 million in the quarter. Retention was strong at 86%, consistent with the second quarter.
The small underlying loss ratio adjustments in Commercial and Specialty this quarter compared to the first half of 2025 reflect our best estimate of the impacts for the latter half of accident year 2025. In each case, this is a reflection of our prudent philosophy across our portfolio where long-run loss cost trends, while unchanged from prior quarters, are still at elevated levels, pricing levels are declining for certain classes and these slightly higher loss ratios provide for some level of uncertainty as the accident year matures.
In International, the all-in combined ratio was 91.8% in the quarter, including $2 million or 0.6 points of catastrophe loss compared to 5.1 points in the prior year quarter. The underlying combined ratio was 91.2%. The underlying loss ratio was 58.5%, up 0.4 points compared to the same quarter last year, but consistent with the first half of 2025. The expense ratio was 32.7%, 0.9 points lower than last year.
International segment net written premiums were up 15% and 12% excluding currency fluctuations. Gross written premiums were up 6% and 3% excluding currency fluctuations. The net written premium was favorably impacted by a true-up on reinsurance costs for prior treaty terms. New business was $94 million, up 29%, as we continue to capitalize on several niche opportunities. Rates declined by 6% as competition continues to escalate. Our retention was 83% as we hold on to the parts of our portfolio that have been consistently profitable, leading to twenty-one consecutive quarters of underwriting profitability in the segment. We believe International will continue to contribute meaningfully to both the top and bottom line going forward, as we navigate through the softer market conditions to capitalize on favorable opportunities.
Scott R. Lindquist, Chief Financial Officer:
CNA’s third quarter core income of $409 million is up from $293 million in the prior year, leading to a trailing twelve-month core return on equity of 10.9%. These results reflect another quarter of strong underlying underwriting results, lower catastrophe losses and excellent investment results.
Our P&C expense ratio was 29.1% for the third quarter and 29.7% for year to date 2025. These results reflect higher net earned premiums and a lower acquisition expense ratio. Recognizing the expense ratio can vary quarter to quarter, we currently expect a fourth quarter 2025 expense ratio somewhere in the range of where it has been for the two most recent quarters.
The P&C net prior period development impact on the combined ratio was flat in the current quarter across each of our segments. In the Specialty segment, prior period development was neutral overall, and this was attributable to favorable development in surety offset by unfavorable development in other professional liability and management liability from the professional errors and omissions business.
Our Corporate segment produced a core loss of $25 million in the third quarter, compared to a $44 million loss in the prior year quarter. The prior year quarter included a $17 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort abuse reserves. We also note that, as has been the case in recent years, we intend to review our asbestos & environmental reserves within the Corporate segment in the fourth quarter.
In the Life & Group segment, we recorded a core loss of $22 million for the third quarter compared to a $9 million core loss for the prior year quarter. Life & Group investment income decreased by $14 million pretax compared to the prior year quarter, driven by lower earnings from limited partnership investments. In addition, both periods were impacted by our annual reserve assumption updates – a $7 million unfavorable after-tax impact in 2025 and a $5 million unfavorable impact in 2024.
Each year in the third quarter, we undertake our reserve reviews for Life & Group, which includes the analysis of reserving assumptions underlying our Long-Term Care (LTC) and structured settlement reserves. Taken together, the third quarter reserve reviews resulted in an essentially neutral impact on reserves for Life & Group. The results of our annual reviews are highlighted on slide 13 of our earnings presentation.
The assumption update for LTC involves a thorough review of all our reserving assumptions including cost of care inflation, morbidity, persistency and premium rate actions. Notably for this year’s assumption update, we revised morbidity assumptions reflecting unfavorable incidence and claim closures, and we strengthened our near-term cost of care inflation assumptions. In addition, we outperformed rate increase assumptions reflecting rate approvals across a number of states. The net impact of all LTC assumption updates was slightly favorable.
Under Long Duration Targeting Improvements (LDTI) accounting, the net premium ratio can defer favorable or unfavorable results into future periods – depending on which policy year cohort is impacted. For this assumption update, $12 million of favorable assumption updates have been deferred for recognition in future periods over the remaining life of the respective impacted policy year cohorts. After the deferral of favorable assumption updates, the result was a $7 million unfavorable adjustment to LTC reserves.
Updates to best-estimate assumptions also impact our LTC margin under statutory accounting practices. These assumption revisions increased our statutory margin to $1.5 billion, up from $1.4 billion a year ago.
Finally, the annual structured settlement reserve review resulted in a $2 million unfavorable adjustment to GAAP reserves.
Slide 14 of our earnings presentation provides an update on our LTC business. We believe our proactive approach to managing this portfolio, combined with the higher interest rate environment over the last four years, has considerably improved the outlook for this business.
Our Individual block has been closed since 2004, and our Group block has been closed since 2016. We have achieved substantial reduction in policy exposure in each block since these respective dates, while at the same time obtaining substantive rate increases and benefit reductions via our active inforce management, inclusive of our ongoing policy buyout program. On the investment side, the favorable interest rate environment since early 2022 has improved the underlying economics of this business, as we have been able to lock in high quality, longer duration securities at attractive coupons to support the underlying liabilities of the business - essentially achieving appropriately matching asset and liability durations. This is reflected in the statutory margin which has grown to $1.5 billion, up from $1.1 billion in 2022.

Slide 15 of the earnings presentation provides details on the Individual block characteristics. This block is more mature, with an average attained age of 83 years, and generally features richer benefits, including inflation riders on most policies and lifetime benefits on some policies. The de-risking of this block continues through inforce initiatives, with policy counts down by 50% since 2015 and stable open claim counts. Going forward, we currently expect policy counts to decline by 65% from the current level over the next ten years. We believe the Individual LTC reserves have hit an inflection point and have begun to decline using locked-in discount rate assumptions.
Slide 16 of the earnings presentation provides details on the Group block characteristics. The attained age is 70 years, and, compared to the Individual block, the Group block features less rich policy benefits. Only 1% of Group policies feature lifetime benefit periods, and the block has a relatively modest exposure to inflation. As is the case with the Individual block, the de-risking of the group block continues through inforce initiatives, with policy counts down by 48% since 2015 and stable open claim counts. Going forward, we currently expect policy counts to decline by 25% from the current level over the next ten years. We currently believe Group LTC reserves will peak in the mid-2030s and at a substantially lower level relative to the Individual block primarily due to lower benefit features.
In summary, we believe the financial risk from the LTC block is contained as we believe we are past peak reserves in the larger Individual LTC block, our policy count is half what it was ten years ago, we have demonstrated continued progress executing on inforce and investment portfolio actions and we believe we maintain prudent reserving assumptions.
Turning to our investments results, net investment income was $638 million in the third quarter compared with $626 million in the prior year quarter, an increase of 2%.
Fixed income and other investments generated $567 million of income, up 4% compared to the prior year quarter. Our A-rated fixed income portfolio continues to provide consistent contributions to core income, which have been steadily increasing because of favorable reinvestment rates and strong cash flow from operations. The effective income yield of our consolidated fixed income portfolio was 4.8% in the third quarter. Reinvestment rates continue to be above our P&C portfolio effective income yield of 4.4% and are fairly in line with our Life & Group portfolio effective income yield of 5.7%.
Looking ahead, based on the current interest rate environment we expect income from fixed income and other investments to be about $570 million for the fourth quarter.
Our limited partnership and common stock portfolio returned a $71 million gain, or 2.5%, in the current quarter compared to a $80 million gain, or 3.1%, in the prior year quarter.
At quarter-end, our balance sheet continues to be very solid with stockholders' equity excluding accumulated other comprehensive income (AOCI) of $12.5 billion, or $46.30 per share, an increase of 8% from year-end 2024 adjusting for dividends. Stockholders' equity including AOCI was $11.3 billion or $41.83 per share. With the decline in interest rates during the year, the net unrealized investment loss in our fixed income portfolio decreased to $1.2 billion as of quarter-end, roughly half the level at year-end 2024. Finally, we ended the quarter with statutory capital and surplus in the Combined Continental Casualty Companies of $11.5 billion, which is the highest on record.
We continue to maintain a conservative capital structure with a low leverage ratio and a well-balanced debt maturity schedule. During the third quarter, we issued $500 million of senior notes in advance of our next debt maturity in the first quarter of 2026.
Operating cash flow was $720 million for the quarter as compared to $748 million for the prior year quarter, while year to date operating cash flow is up 3% to $1,920 million. These results reflect continued strength in our underwriting and investment results.
The effective tax rate on core income was 21.3% for the third quarter, and 21.4% for the year to date period, which is in line with our full year 2025 expectations.

Finally, we are pleased to announce our regular quarterly dividend of $0.46 per share to be paid on December 4, 2025 to stockholders of record on November 17, 2025.
Douglas M. Worman, President and Chief Executive Officer:
CNA has produced record levels of core income for the quarter and year to date on the foundation of excellent underwriting gains and continued growth in net investment income. Both our underlying and all-in combined ratios are improved in the quarter compared to last year, and our expense ratio is below 30% for the quarter and year to date. We are managing our expense ratio effectively while continuing to increase our investment in talent and technology, including the use of artificial intelligence in certain parts of our business. Our underwriters work closely with our clients and brokers to tailor insurance solutions to meet the needs of our clients. We are balancing all of the market dynamics well, growing in areas where we can achieve an appropriate return, while pulling back and retrenching in other areas. We continue to capitalize on multiple opportunities in the excess and surplus (E&S) lines market through our Cardinal E&S offering. As E&S continues to be a larger proportion of the overall P&C market and as CNA continues to scale and grow our E&S operations, we expect it will represent a growing portion of our business as we capitalize on many attractive opportunities. Our underwriters are in the market working closely with our brokers and clients, and we look forward to closing out the year in strong fashion.
As we near the end of the year and Dino Robusto’s term as Executive Chairman, I also want to express deep gratitude to Dino on behalf of the organization for his vast contributions to CNA. Dino’s leadership and vision over the last nine years has created lasting value for all stakeholders.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Net income	$403	$283	$976	$938
Less: Net investment losses	(6)	(7)	(49)	(33)
Less: Pension settlement transaction losses	—	(3)	—	(3)
Core income	$409	$293	$1,025	$974
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2025	2024	2025	2024
Net income per diluted share	$1.48	$1.04	$3.58	$3.44
Less: Net investment losses	(0.02)	(0.03)	(0.18)	(0.12)
Less: Pension settlement transaction losses	—	(0.01)	—	(0.01)
Core income per diluted share	$1.50	$1.08	$3.76	$3.57
Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.

Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended September 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$173	$229	$44	$446
Net investment losses, after tax	3	4	3	10
Core income	$176	$233	$47	$456
Less:
Net investment income	162	192	42	396
Non-insurance warranty revenue (expense)	16	—	—	16
Other revenue (expense), including interest expense	(15)	(3)	1	(17)
Income tax expense on core income	(47)	(62)	(24)	(133)
Underwriting gain	60	106	28	194
Effect of catastrophe losses	—	39	2	41
Effect of development-related items	—	—	—	—
Underlying underwriting gain	$60	$145	$30	$235

	Results for the Three Months Ended September 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$167	$132	$34	$333
Net investment losses, after tax	4	7	2	13
Core income	$171	$139	$36	$346
Less:
Net investment income	157	183	32	372
Non-insurance warranty revenue (expense)	14	—	—	14
Other revenue (expense), including interest expense	(12)	(3)	8	(7)
Income tax expense on core income	(47)	(38)	(16)	(101)
Underwriting gain (loss)	59	(3)	12	68
Effect of catastrophe losses	—	127	16	143
Effect of favorable development-related items	—	—	(2)	(2)
Underlying underwriting gain	$59	$124	$26	$209

	Results for the Nine Months Ended September 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$487	$552	$135	$1,174
Net investment losses, after tax	16	23	2	41
Core income	$503	$575	$137	$1,215
Less:
Net investment income	483	575	114	1,172
Non-insurance warranty revenue (expense)	42	—	—	42
Other revenue (expense), including interest expense	(40)	(10)	12	(38)
Income tax expense on core income	(137)	(153)	(55)	(345)
Underwriting gain	155	163	66	384
Effect of catastrophe losses	—	182	18	200
Effect of unfavorable development-related items	10	54	—	64
Underlying underwriting gain	$165	$399	$84	$648

	Results for the Nine Months Ended September 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$498	$436	$116	$1,050
Net investment losses, after tax	19	28	1	48
Core income	$517	$464	$117	$1,098
Less:
Net investment income	461	534	95	1,090
Non-insurance warranty revenue (expense)	43	—	—	43
Other revenue (expense), including interest expense	(40)	(10)	5	(45)
Income tax expense on core income	(142)	(125)	(41)	(308)
Underwriting gain	195	65	58	318
Effect of catastrophe losses	—	285	28	313
Effect of favorable development-related items	(8)	—	(5)	(13)
Underlying underwriting gain	$187	$350	$81	$618
Components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio
The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2025	2024	2025	2024
Loss ratio	60.6%	60.1%	60.7%	59.3%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of unfavorable (favorable) development-related items	—	—	0.4	(0.3)
Underlying loss ratio	60.6%	60.1%	60.3%	59.6%

Expense ratio	32.5%	32.7%	33.0%	32.5%

Combined ratio	93.3%	93.0%	94.0%	92.1%
Underlying combined ratio	93.3%	93.0%	93.6%	92.4%
Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2025	2024	2025	2024
Loss ratio	66.1%	72.0%	68.7%	69.7%
Less: Effect of catastrophe impacts	2.7	9.6	4.3	7.5
Less: Effect of (favorable) unfavorable development-related items	—	(0.1)	1.3	—
Underlying loss ratio	63.4%	62.5%	63.1%	62.2%

Expense ratio	26.1%	27.7%	26.9%	28.1%

Combined ratio	92.7%	100.2%	96.1%	98.3%
Underlying combined ratio	90.0%	90.7%	90.5%	90.8%
International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2025	2024	2025	2024
Loss ratio	59.1%	62.5%	60.3%	60.6%
Less: Effect of catastrophe impacts	0.6	5.1	1.8	3.0
Less: Effect of favorable development-related items	—	(0.7)	—	(0.5)
Underlying loss ratio	58.5%	58.1%	58.5%	58.1%

Expense ratio	32.7%	33.6%	32.9%	33.1%

Combined ratio	91.8%	96.1%	93.2%	93.7%
Underlying combined ratio	91.2%	91.7%	91.4%	91.2%

Property & Casualty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2025	2024	2025	2024
Loss ratio	63.4%	66.7%	65.0%	64.9%
Less: Effect of catastrophe impacts	1.5	5.8	2.6	4.3
Less: Effect of (favorable) unfavorable development-related items	—	(0.2)	0.8	(0.2)
Underlying loss ratio	61.9%	61.1%	61.6%	60.8%

Expense ratio	29.1%	30.2%	29.7%	30.3%

Combined ratio	92.8%	97.2%	95.1%	95.6%
Underlying combined ratio	91.3%	91.6%	91.7%	91.5%
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	September 30, 2025	December 31, 2024
Book value per share	$41.83	$38.82
Less: Per share impact of AOCI	(4.47)	(7.34)
Book value per share excluding AOCI	$46.30	$46.16
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Annualized net income	$1,615	$1,132	$1,302	$1,251
Average stockholders' equity including AOCI (a)	10,992	10,316	10,917	10,326
Return on equity	14.7%	11.0%	11.9%	12.1%

Annualized core income	$1,637	$1,176	$1,367	$1,299
Average stockholders' equity excluding AOCI (a)	12,390	12,508	12,518	12,580
Core return on equity	13.2%	9.4%	10.9%	10.3%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.

For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.